SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                             FORM 15

   Certificate and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or
   Suspension of Duty to File Reports Under Sections 13
                    and 15(d) of the Securities

                 Commission File Number  0-24826



                     Ernst Home Center, Inc.
 ---------------------------------------------------------------
     (Exact name of registrant as specified in its charter)



   1511 Sixth Avenue, Seattle, Washington 98101 (206)621-6700
 ---------------------------------------------------------------
     (Address,  including  zip code, and  telephone  number,
     including   area   code,   of  registrant's   principal
     executive offices)

             Common Stock, $0.01 par value per share
 ---------------------------------------------------------------
    (Title of each class of securities covered by this Form)

                              None
 ---------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [ ]
       Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [ ]
       Rule 12h-3(b)(1)(i)   [ ]


  Approximate number of holders of record as of the certification
 or notice date:    150
                  ------


   Pursuant to the requirements of the Securities Exchange Act of 1934 Ernst Home Center, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



 DATE:     January 29, 1997       BY:  /s/ Richard T. Gruber
           -----------------         ------------------------
                                      Richard T. Gruber, Chief
                                         Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the
Commission  three  copies  of Form 15,  one  of  which  shall  be
manually  signed.  It   may  be  signed  by  an  officer  of  the
registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.